POWER OF ATTORNEY

I, Sunita Maheshwari, Independent Director of HDFC Bank Limited, a company within the meaning of the Companies Act, 2013 and having its registered office at Bank House, Senapati Bapat Marg, Lower Parel Mumbai 400013 (the “Bank”) (having DIN 01641411) hereby appoints Mr. Dhanjit Thaivalappil, Vice President - Group Oversight and Secretarial, in his absence Mr. Nirav Shah, Vice President - Group Oversight and Secretarial, in their absence Ms. Krithika Raghu, Deputy Vice President - Group Oversight and Secretarial and in their absence Mr. Ajay Agarwal, Company Secretary and Group Head – Secretarial and Group Oversight of the Bank (“Attorney/ies”) singly and with full power of substitution, my true and lawful Attorney/ies-in-fact and at law for me and in my name and on my behalf, to do any and/or all of the following acts, deeds, matters and things, that is to say, to:

(1)
prepare, execute, and submit in my name and on my behalf to the U.S. Securities and Exchange Commission (the “SEC”) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling to make electronic filings with the SEC of reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any rule or regulation of the SEC;
(2)
execute for and on my behalf and in my capacity as / a director of the Bank, Forms 3, 4, and 5 in accordance with Section 16(a) of the Exchange Act and the rules thereunder and any other forms or reports, I may be required to file in connection with my ownership, acquisition, or disposition of securities of the Bank;
(3)
act as an account administrator for my Electronic Data Gathering, Analysis, and Retrieval (“EDGAR”) account, including: (a) appointing, removing and replacing account administrators, account users, technical administrators and delegated entities, (b) maintaining the security of the undersigned’s EDGAR account, including modification of access codes, (c) maintaining, modifying and certifying the accuracy of information on my EDGAR account dashboard, (d) acting as the EDGAR point of contact with respect my EDGAR account and (e) taking any other actions contemplated by Rule 10 of Regulation S-T with respect to account administrators;
(4)
cause the Bank to accept a delegation of authority from my account administrators and, pursuant to that delegation, authorize the Bank’s EDGAR account administrators to appoint, remove or replace users for my EDGAR account;
(5)
seek or obtain, as my representative and on my behalf, information on transactions in the Bank’s securities from any third party, including brokers, employee benefit plan administrators and trustees, and I hereby authorize any such person to release any such information to each of my Attorneys-in-fact appointed by this Power of Attorney and approves and ratifies any such release of information;
(6)
do and perform any and all acts for and on my behalf which may be necessary or desirable to complete and execute any such Form 3, 4, or 5 or any amendment or amendments thereto, and timely file such form with the SEC and any stock exchange or similar authority; and
(7)
take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such Attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, me, it being understood that the documents executed by such Attorney-in-fact on behalf of me pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such Attorney-in-fact may approve in such Attorney-in-fact’s discretion.

I, hereby grant to each such Attorney-in-fact and at law full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as I might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such Attorney-in-fact, or such Attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. I acknowledge that the foregoing Attorneys-in-fact, in serving in such capacity at my request, are not assuming, nor is the Bank assuming, any of my responsibilities to comply with Section 16 of the Exchange Act and the rules thereunder.

This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4, and 5 with respect to my holdings of and transactions in securities issued by the Bank, unless earlier revoked by me in a signed writing delivered to the foregoing Attorneys-in-fact.

Further, I do hereby declare that all the powers and authorities hereby conferred upon the said Attorney/ies shall be available for exercise by him/her during their employment with the Bank and thereafter ceased to be in effect.

Sunita Maheshwari
Name

/s/ Sunita Maheshwari
Signature

Accepted by:

Name	Sign
Mr. Dhanjit Thaivalappil	/s/ Dhanjit Thaivalappil
Mr. Nirav Shah	/s/ Nirav Shah
Ms. Krithika Raghu	/s/ Krithika Raghu
Mr. Ajay Agarwal	/s/ Ajay Agarwal